Exhibit (d)(1)(ii)

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

MANAGEMENT AGREEMENT

SCHEDULE A

Portfolios

Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Quality Equity Portfolio
Short Duration Bond Portfolio

Date: May 1, 2026

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Advisers Management Trust Management Agreement shall be calculated in accordance with the following schedules:

Mid Cap Growth Portfolio

Mid Cap Intrinsic Value Portfolio

Quality Equity Portfolio

0.55% on the first $250 million of average daily net assets

0.525% on the next $250 million of average daily net assets

0.50% on the next $250 million of average daily net assets

0.475% on the next $250 million of average daily net assets

0.45% on the next $500 million of average daily net assets

0.425% on the next $2.5 billion of average daily net assets

0.40% on average daily net assets in excess of $4 billion

Short Duration Bond Portfolio

0.17% on the first $2 billion of average daily net assets

0.15% on average daily net assets in excess of $2 billion

DATED: May 1, 2026

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